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                                                                  EXHIBIT 3.1(a)

                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                             RC TRANSACTION CORP.

     RC Transaction Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is RC Transaction Corp. RC Transaction Corp. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 16, 1998.

     B. Pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, the stockholders of this corporation have consented to the following amendment and restatement.

     C. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     D. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     1.  NAME OF CORPORATION.  The name of the corporation is RC Transaction
Corp.

     2. REGISTERED AGENT. The name and address of the corporation's registered agent in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.

     3. PURPOSE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

     4.  AUTHORIZED STOCK.

          (a) The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock". The aggregate number of shares which the corporation shall have the authority to issue is 40,000,000 shares of capital stock, consisting of 35,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

          (b) The shares of Common Stock may be issued from time to time in one or more series. The first series shall be designated as "Class A Common Stock" and shall

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     consist of 25,000,000 shares, par value $.01 per share. The second series shall be designated as "Class B Common Stock" and shall consist of 3,000,000 shares, par value $.01 per share. The third series shall be designated as "Class C Common Stock" and shall consist of 7,000,000 shares, par value $.01 per share. The relative rights, preferences and limitations of Class A Common Stock, Class B Common Stock and Class C Common Stock are identical in all respects, except that: (i) the voting power for the election of directors and for all other purposes is vested exclusively in the holders of Class A Common Stock, (ii) except as otherwise required by the Delaware General Corporation Law, the holders of shares of Class B and Class C Common Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action and (iii) the corporation's board of directors is authorized to provide for the conversion of shares of Class B Common Stock and shares of Class C Common Stock into an equal number of shares of Class A Common Stock and the conversion of shares of Class A Common Stock into an equal number of shares of Class B Common Stock under such circumstances and in accordance with such provisions as may be set forth in a stockholders agreement approved by the corporation's board of directors and to which the corporation is a party.

          (c) The corporation's board of directors is authorized to provide for the issuance of any or all shares of the Preferred Stock in one or more series, and to fix by resolution or resolutions the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, for each such series, and the number of shares constituting any such series, and to increase or decrease the number of shares of any series subsequent to the issuance thereof, but not below the number thereof then outstanding.

          (d) Upon the filing in the Office of the Secretary of State of Delaware of this Restated Certificate of Incorporation, each issued and outstanding share of Class A Common Stock, Class B Common Stock and Class C Common Stock shall thereby and thereupon be reclassified as and changed into ten (10) shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively.

     5. LIABILITY AND INDEMNIFICATION. The personal liability of the corporation's directors is hereby eliminated to the fullest extent permitted by the DGCL (or by applicable law if the DGCL is deemed not to apply), as may be amended. The corporation shall indemnify its directors and officers to the fullest extent permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The corporation may, to the extent authorized from time to time by the corporation's board of directors and permitted by law, indemnify employees and agents of the corporation. The corporation is authorized to provide, by bylaw, agreement or otherwise, for indemnification of directors, officers, employees and agents in excess of the indemnification otherwise permitted by applicable law. The rights to indemnification under this article shall not be exclusive of any other right which any person may have or hereafter acquire under any law, bylaw, agreement, or vote of the corporation's stockholders or directors or

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otherwise. Any repeal or modification of this article shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.

     6. AMENDMENT OF BYLAWS. In addition to the other powers conferred by law, the corporation's board of directors shall have the power to adopt, repeal, amend or restate the corporation's bylaws.

     7. AMENDMENT OF CERTIFICATE. The corporation reserves the right to amend or repeal any provision contained in, and to add any provision authorized by the DGCL to, this Restated Certificate of Incorporation, and all rights, preferences and privileges conferred upon the corporation's stockholders by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

     8. ELECTION OF DIRECTORS. The corporation's directors shall be elected by a majority of the shares of the corporation's common stock entitled to vote in the election of the corporation's directors issued and outstanding as of the record date for such election.



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     IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Donald B. Murray, its President, and Stephen J. Giusto, its Secretary, this 25th day of March, 2000.

                                             /s/ Donald B. Murray
                                             ___________________________
                                             Donald B. Murray
                                             President


                                             /s/ Stephen J. Giusto
                                             ___________________________
                                             Stephen J. Giusto
                                             Secretary

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